UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2010

GENERAL EMPLOYMENT ENTERPRISES, INC
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois		60181
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Change in Control of Registrant.

On November 23, 2010, General Employment Enterprises, Inc., an Illinois corporation (the “Company”), received notice from its stockholder, PSQ, LLC (“PSQ”), which owns 9,735,287 shares of the Company’s common stock, no par value (the “Common Stock”), or approximately [65.5%] of its issued and outstanding Common Stock (the “PSQ Shares”), that the sole member of PSQ, Stephen Pence, the Company’s Chairman of the Board, had sold his entire membership interest in PSQ to Gregory L. Skaggs, effective as of November 17, 2010.  As a result of the transaction, the Company believes that Mr. Skaggs may now be deemed to have voting and investment control over the PSQ Shares.  The membership interests in PSQ were sold to Mr. Skaggs in consideration for Mr. Skaggs’ assumption of promissory notes issued by Mr. Pence to Accredited Investor Resources, LLC in the original principal amounts of $1,925,000 and $1,221,172.20.

As previously disclosed, the Company has entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with its wholly-owned subsidiary, Triad Personnel Services, Inc., DMCC Staffing, LLC (“DMCC”), RFFG of Cleveland, LLC (“RFFG”) and Thomas J. Bean, under which, the Company has agreed to issue $2,400,000 in shares of its Common Stock to DMCC and RFFG upon fulfillment of certain conditions to closing and receipt of (a) stockholder approval of the transaction and of an increase to the Company’s authorized Common Stock and (b) approval of an additional listing application by the NYSE Amex Stock Exchange.  The Company may also be required to issue additional shares of its Common Stock to DMCC and RFFG in accordance with an earn-out provision contained in the Asset Purchase Agreement.  The closing of the Asset Purchase Agreement and resultant issuance of shares of Common Stock to DMCC and RFFG may result in a change in control of the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers.

On November 23, 2010, the Company received notice, dated November 17, 2010, from Mr. Pence that he has resigned as a member of the Company’s Board of Directors.  Prior to his resignation, Mr. Pence was both a member of the Company’s Board of Directors and the Chairman of the Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 29, 2010	GENERAL EMPLOYMENT ENTERPRISES, INC.

	By:	/s/ Salvatore J. Zizza
		Name:	Salvatore J. Zizza
		Title:	Chief Executive Officer

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